ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 031529-0220

August 8, 2025

The Manitowoc Company, Inc. 11270 West Park Place Suite 1000 Milwaukee, WI 53224

Ladies and Gentlemen:

We have acted as counsel for The Manitowoc Company, Inc., a Wisconsin corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 1,800,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), that may be issued pursuant to The Manitowoc Company, Inc. 2025 Omnibus Incentive Plan (the “Plan”).

In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Plan; (ii) the Registration Statement; (iii) the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company, each as amended to date and currently in effect; (iv) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of securities thereunder; and (v) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any amendments thereto will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement; and (ii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

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The Manitowoc Company, Inc.
August 8, 2025

We are qualified to practice law in the State of Wisconsin and we do not purport to be experts on the law other than that of the State of Wisconsin and the federal laws of the United States of America. We express no opinion as to the laws of any jurisdiction other than the State of Wisconsin and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP